Exhibit 10.1

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of August 26, 2022, is made by and among Genesis Growth Tech LLC, a Cayman Islands limited liability company (the “Sponsor”), Genesis Growth Tech Acquisition Corp., a Cayman Islands exempted company (“SPAC”), and Biolog-ID, a French société anonyme registered with the French Registry of commerce and companies under number 481 216 430 R.C.S. Nanterre (the “Company”). The Sponsor, the Other Class B Holders, SPAC and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, SPAC, the Company and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, the Sponsor agrees to (a) vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger and the other Transactions), (b) vote in favor of the SPAC Warrant Proposal and (c) waive, subject to, conditioned upon and effective as of immediately prior to, the Effective Time, any adjustment to the conversion ratio set forth in the Amended and Restated Articles of Association of SPAC or any other anti-dilution or similar protection with respect to all of the then outstanding SPAC Class B Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. Sponsor hereby irrevocably agrees, at any meeting of the shareholders of SPAC duly called and convened in accordance with the SPAC Governing Documents, whether or not adjourned and however called, including at the SPAC Shareholders Meeting or otherwise, and in any action by written consent of the shareholders of SPAC, (i) to vote, or cause to be voted, or execute and return, or cause to be executed and returned, an action by written consent with respect to, as applicable, all of Sponsor’s SPAC Shares held of record or beneficially by Sponsor as of the date of this Agreement, or to which Sponsor acquires record or beneficial ownership after the date hereof and prior to the Closing (collectively, the “Subject SPAC Equity Securities”) in favor of each of (A) the SPAC Transaction Proposals and (B) the SPAC Warrant Proposal, in each case, to the extent Subject SPAC Equity Securities are entitled to vote thereon or consent thereto, (ii) when such meeting is held, appear at such meeting or otherwise cause the Subject SPAC Equity Securities to be counted as present thereat for the purpose of establishing a quorum, and (iii) to vote, or cause to be voted against, against or withhold written consent, or cause written consent to be withheld, with respect to, as applicable, (A) any SPAC Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of SPAC’s covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 6.1, 6.2 or 6.3 of the Business Combination Agreement not being satisfied.

2. Waiver of Anti-dilution Protection. Sponsor hereby (a) waives, subject to and conditioned upon the Closing and effective as of immediately prior to the Effective Time (for itself and all other holders of SPAC Class B Shares and their respective successors, heirs and assigns), and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the SPAC Class B Shares convert into SPAC Class A Shares, including those set out in Article 17 of the Amended and Restated Articles of Association of SPAC, whether in connection with the transactions contemplated by the Business Combination Agreement or otherwise. SPAC hereby acknowledges and agrees to such waiver.

3. Transfer of Shares. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of the Company (such consent to be given or withheld in its sole discretion), from and after the date hereof until the earlier of the termination of this Agreement in accordance herewith and the Closing, Sponsor hereby agrees that he, she or it shall not (i) Transfer any of its Subject SPAC Equity Securities or any right, title or interest therein, (ii) enter into (A) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require Sponsor to Transfer his, her or its Subject SPAC Equity Securities, or any right, title or interest therein or (B) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject SPAC Equity Securities, or any right, title or interest therein, in a manner inconsistent with the covenants and obligations of this Agreement, or (iii) enter into any Contract to take, or cause to be taken, any of the actions set forth in clauses (i) or (ii); provided, however, that the foregoing shall not apply to any Transfer (1) to SPAC’s officers or directors, any members or partners of the Sponsor, any affiliates of the Sponsor, or any employees of such affiliate; (2) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual; (3) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (4) in the case of an individual, pursuant to a qualified domestic relations order; or (5) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor (any transferee of the type set forth in clauses (1) through (5) a “Permitted Transferee”); provided, that the Sponsor shall, and shall cause any Permitted Transferee, to enter into a written agreement in form and substance reasonably satisfactory to the Company, agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the Sponsor hereunder and the making of all applicable representations and warranties of the Sponsor set forth in this Agreement with respect to such transferee and his, her or its Subject SPAC Equity Securities, or any right, title or interest therein received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer. For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

4. Other Agreements.

a. Each of SPAC and Sponsor represents and warrants that Sponsor has voting power with respect to a number of SPAC Class B Shares sufficient to, unilaterally and without the vote of any other holder of SPAC Class B Shares, (a) effect the waiver contemplated by Section 2 hereof, such that such waiver is and shall be binding upon the Sponsor and all other holders of SPAC Class B Shares and their respective successors, heirs and assigns and (b) approve the SPAC Transaction Proposals and SPAC Warrant Proposal to the extent a class vote of the holders of SPAC Class B Shares is required in order for such approvals to be effective.

b. Sponsor hereby agrees that it shall (i) be bound by and subject to Sections 5.3(a) (Confidentiality and Access to Information) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if Sponsor is directly a party thereto, and (ii) not, directly or indirectly, take any action that SPAC is prohibited from taking pursuant to Section 5.6(a) (Exclusive Dealing) of the Business Combination Agreement.

c. Sponsor acknowledges and agrees that the Company is entering into the Business Combination Agreement in reliance upon Sponsor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for Sponsor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, the Company would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents.

d. Sponsor hereby agrees that it shall not exercise or submit a request to exercise the SPAC Shareholder Redemption with respect to any SPAC Shares held by it.

e. Sponsor hereby agrees that it shall, at or prior to the Closing, deliver, or caused to be delivered, to the Company the Registration Rights Agreement duly executed by an authorized officer of Sponsor, dated as of the Closing Date.

f. Subject to the Company’s compliance with its obligations under Section 5.21 of the Business Combination Agreement, Sponsor shall extend the time to complete a business combination by an additional three (3) months and, thereafter, a subsequent three (3) months in accordance with the terms and procedures set forth in Article 49.9 of the SPAC Governing Document to the extent necessary to consummate the Closing at any time prior to the Outside Date, as it may be amended from time to time.

5. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 4.b(i) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement), this Section 5 through Section 9 and Section 10 (to the extent related to any of the provisions that survive the termination of this Agreement) shall survive the termination of this Agreement pursuant to Section 5(a), and (iii) Section 4.b(i) (solely to the extent that it relates to Section 5.3(a) (Confidentiality and Access to Information) of the Business Combination Agreement), this Section 5 through Section 9 and Section 10 (to the extent related to any of the provisions that survive the termination of this Agreement and excluding Section 8.1 (Non-Survival) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(b). For purposes of this Section 5, (x) “Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

6. No Recourse Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein and any claims to enforce Sections 2 or 4.a.(a), each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any SPAC Non-Party Affiliate (other than the Sponsor), and (b) no Company Non-Party Affiliate or SPAC Non-Party Affiliate (other than the parties hereto), shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

9. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to SPAC or Sponsor, to:

c/o Genesis Growth Tech Acquisition Corp.
Bahnhofstrasse 3, 6052 Hergiswil
Nidwalden, Switzerland
Attention:	Eyal Perez
E-mail:	ep@genfunds.com

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, CA 94111
Attention:	Noah Kornblith, Esq.
E-mail:	nkornblith@omm.com

If to the Company, to:

c/o Biolog-ID S.A.
46/48 Avenue du Général Leclerc
92100 Boulogne-Billancourt
Attention:	Troy Hilsenroth; Arnaud Saint-Michel
E-mail:	troyh@biologllc.com; arnaud.saintmichel@biolog-id.com

with a copy (which shall not constitute notice) to

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention:	Stephen Osborn, Esq.
E-mail:	SMOsborn@mintz.com

and

Charles Russell Speechlys
41 Avenue de Friedland
75008 Paris
France
Attention:	Renaud Ferry
Email:	renaud.ferry@crsblaw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SPONSOR:

Genesis Growth Tech LLC

By:	/s/ Eyal Perez
Name:	Eyal Perez
Title:	Director

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY:

Biolog-ID.

By:	/s/ Troy Hilsenroth
Name:	Troy Hilsenroth
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SPAC:

Genesis Growth Tech Acquisition CORP.

By:	/s/ Eyal Perez
Name:	Eyal Perez
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]